Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2008, relating to the consolidated financial statements of Virginia Electric and Power Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), appearing in the Annual Report on Form 10-K of Virginia Electric and Power Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

January 29, 2009